CUSTODY AGREEMENT

by and between

EACH FUND LISTED ON THE SIGNATURE PAGE HERETO

and

THE BANK OF NEW YORK MELLON

TABLE OF CONTENTS

SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS	1
1.1 Definitions	1
1.2 Establishment of Account	3
1.3 Representations and Warranties	3
1.4 Distributions	5
1.5 Authorized Instructions	5
1.6 Authentication	5
1.7 On-Line Systems	5
SECTION 2 – CUSTODY SERVICES	5
2.1 Holding Securities	5
2.2 Depositories	7
2.3 Agents	7
2.4 Custodian Actions without Direction	7
2.5 Custodian Actions with Direction	8
2.6 Foreign Exchange Transactions	8
SECTION 3 – CORPORATE ACTIONS	8
3.1 Custodian Notification	8
3.2 Direction	9
3.3 Voting Rights	9
3.4 Partial Redemptions, Payments, Etc.	9
SECTION 4 – SETTLEMENT OF TRADES	9
4.1 Payments	9
4.2 Contractual Settlement and Income	9
4.3 Trade Settlement	10
SECTION 5 – DEPOSITS AND ADVANCES	10
5.1 Deposits	10
5.2 Sweep and Float	10
5.3 Overdrafts and Indebtedness	10
5.4 Securing Repayment	10
5.5 Setoff	11
5.6 Bank Borrowings	11
SECTION 6 – SALE AND REDEMPTION OF SHARES	12
6.1 Sale of Shares	12
6.2 Redemption of Shares	12
6.3 Check Redemptions	12
SECTION 7 – PAYMENT OF DIVIDENDS AND DISTRIBUTIONS	12
7.1 Determination to Pay	12
7.2 Payment	12
SECTION 8 – TAXES, REPORTS AND RECORDS	12

8.1 Tax Obligations	12
8.2 Pricing and Other Data	13
8.3 Statements and Reports	13
8.4 Review of Reports	14
8.5 Books and Records	14
8.6 Required Disclosure	14
8.7 Tools	15
SECTION 9 – PROVISIONS REGARDING CUSTODIAN	15
9.1 Standard of Care	15
9.2 Limitation of Duties and Liability	15
9.3 Losses	16
9.5 Force Majeure	17
9.6 Fees	17
9.7 Indemnification	17
SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT	20
10.1 Amendment	20
10.2 Termination	20
10.3 Successors and Assigns	20
SECTION 11 – ADDITIONAL PROVISIONS	21
11.1 Non-Custody Assets	21
11.2 Appropriate Action	21
11.3 Governing Law	21
11.4 Representations	21
11.5 USA PATRIOT Act	21
11.6 Non-Fiduciary Status	22
11.7 Notices	22
11.8 Entire Agreement	22
11.9 Necessary Parties	22
11.10 Execution in Counterparts	22

CUSTODY AGREEMENT
CUSTODY AGREEMENT, dated as of the latest date set forth on the signature page hereto, between each investment company listed on the signature page hereto (each, a "Fund" and collectively, the "Funds") and THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (the "Custodian").
SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS
1.1 Definitions.  Whenever used in this Agreement, the following words shall have the meanings set forth below:
"'40 Act" shall mean the Investment Company Act of 1940, as amended, the rules thereunder, and related interpretations issued by the Securities and Exchange Commission ("SEC") or the SEC Staff (including by way of informal guidance, no-action letter or exemptive order).
"Account" or "Accounts" shall have the meaning set forth in Section 1.2.
"Authorized Instructions" shall have the meaning set forth in Section 1.5.
"Authorized Person" shall mean any Person authorized by the Fund to give Oral Instructions or Instructions with respect to one or more Accounts or with respect to foreign exchange, derivative investments or information and transactional web based services provided by the Custodian or a BNY Mellon Affiliate.  Authorized Persons shall include Persons authorized by an Authorized Person.  Authorized Persons, their signatures and the extent of their authority shall be provided by a Certificate.  The Custodian may conclusively rely on the authority of an Authorized Person until it receives Written Instructions to the contrary.
"BNY Mellon Affiliate" shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation.
"BNY Mellon Group" shall have the meaning set forth in Section 9.5.
"Book-Entry System" shall mean the United States Federal Reserve/Treasury book‑entry system for receiving and delivering securities, its successors and nominees.
"Business Day" shall mean any day on which the Custodian and relevant Depositories are open for business.
"Centralized Functions" shall have the meaning set forth in Section 9.5.
"Certificate" shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian by letter or facsimile transmission and signed on behalf of the Fund by two (2) Authorized Persons or persons reasonably believed by the Custodian to be Authorized Persons.

"Country Risk Event" shall mean (a) issues relating to the financial infrastructure of a country, (b) issues relating to a country's prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) issues relating to a country's regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations, redenominations or fluctuations or (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.
"Data Providers" shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other Person providing Market Data to the Custodian.
"Data Terms Website" shall mean http://bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by the Custodian to the Fund.
"Depository" shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the SEC identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.
"Foreign Depository" shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the '40 Act identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.
"Instructions" shall mean Written Instructions, S.W.I.F.T., on-line communications or other method or system, each as specified by the Custodian as available for use in connection with the services hereunder.
"Losses" shall mean, collectively, losses, costs, expenses, damages, liabilities and claims.
"Market Data" shall mean pricing or other data related to Securities and other assets.  Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data and other data received from investment managers and others.
"Non-Custody Assets" shall have the meaning set forth in Section 11.1.
"Operational Losses" shall have the meaning set forth in Section 2.1.
"Oral Instructions" shall mean instructions expressed in spoken words received by the Custodian.  Where the Custodian provides recorded lines for this purpose, such instructions must be given using such lines.
"Person" or "Persons" shall mean any entity or individual.
"Replacement Subcustodian" shall have the meaning set forth in Section 2.1.
"Required Care" shall have the meaning set forth in Section 2.1.

"Securities" shall include, without limitation, any common stock and other equity securities, depository receipts, limited partnership and limited liability company interests, bonds, debentures and other debt securities, notes or other obligations, and any instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, a Foreign Depository or with a Subcustodian or on the books of the issuer) that are acceptable to the Custodian.
"Series" shall mean the various portfolios, if any, of the Fund listed on Schedule I hereto, and if none are listed references to Series shall be references to the Fund.
"Shares" shall have the meaning set forth in Section 6.1.
"Subcustodian" shall mean a bank for purposes of Section 17(f) of the '40 Act (other than a Foreign Depository) which is utilized by the Custodian or by a BNY Mellon Affiliate in connection with the purchase, sale or custody of Securities or cash hereunder and is identified to the Fund from time to time, and their respective successors and assigns.
"Tax Obligations" shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.
"Written Instructions" shall mean written communications, including a Certificate, received by the Custodian by overnight delivery, postal services or facsimile transmission.  Written Instructions may be continuing Written Instructions when deemed appropriate by both parties.
1.2 Establishment of Account.  (a) The Fund hereby appoints the Custodian as the custodian of all Securities and cash at any time delivered to the Custodian to be held under this Agreement.  The Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts for each Series in which the Custodian will hold Securities and cash as provided herein.  Such accounts (each, an "Account," and collectively, the "Accounts") shall be in the name of the Fund.
(b) The Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Fund and the Custodian may agree upon (each a "Special Account"), and the Custodian shall reflect therein such assets as the Fund may specify in Instructions.  For the purposes of this Agreement, each future reference in this Agreement to Accounts shall include any Special Accounts.
(c) The Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in Instructions such accounts on such terms and conditions as the Fund and the Custodian shall agree, and the Custodian shall transfer to such account such Securities and cash as the Fund may specify in Instructions.
1.3 Representations and Warranties. The Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each giving of Oral Instructions or Instructions by the Fund, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b) This Agreement has been duly authorized, executed and delivered by the Fund, has been approved by a resolution of its board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;
(c) It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;
(d) Its board or its foreign custody manager, as defined in Rule 17f-5 under the '40 Act, has determined that use of each Subcustodian (including any Replacement Subcustodian) which the Custodian is authorized to utilize in accordance with this Agreement satisfies the applicable requirements of the '40 Act and Rule 17f-5 thereunder;
(e) It will not use the services provided by the Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;
(f) The Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the '40 Act;
(g) It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions to the Custodian, shall safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances and acknowledges and agrees that Instructions need not be reviewed by the Custodian, may conclusively be presumed by the Custodian without inquiry to have been given by person(s) duly authorized and may be acted upon as given;
(h) Its transmission or giving of, and the Custodian acting upon and in reliance on, Instructions or Oral Instructions pursuant to this Agreement shall at all times comply with the '40 Act;
(i)       It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and;

(j) It has the right to make the pledge and grant the security interest and security entitlement to the Custodian contained in Section 5 hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as the Custodian may require to assure such priority.
1.4 Distributions.  The Custodian shall make distributions or transfers out of an Account pursuant to Instructions.  In making payments to service providers pursuant to Instructions, the Fund acknowledges that the Custodian is acting in an administrative or in a ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.
1.5 Authorized Instructions.  The Custodian shall be entitled to rely upon any Oral Instructions or Instructions actually received by the Custodian and reasonably believed by the Custodian to be from an Authorized Person ("Authorized Instructions"). Notwithstanding any other provision included in this Agreement, Written Instructions relating to the disbursement of cash of the Fund other than in connection with the purchase, sale or settlement of Securities, shall be in the form of a Certificate. The Fund agrees that an Authorized Person shall forward to the Custodian Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Custodian.  The Fund agrees that the fact Instructions confirming Oral Instructions are not received or that contrary Instructions are received by the Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by the Custodian prior to receiving contrary instructions.
1.6 Authentication.  If the Custodian receives Instructions that appear on their face to have been transmitted by an Authorized Person in accordance with the terms of this Agreement via (i) facsimile or other electronic method that is not secure or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Fund understands and agrees that the Custodian cannot determine the identity of the actual sender of such Instructions and that the Custodian shall be entitled to conclusively presume that such Instructions have been sent by an Authorized Person.  The Fund shall be responsible for ensuring that only Authorized Persons transmit Instructions to the Custodian and that all Authorized Persons safeguard and treat with extreme care applicable user and authorization codes, passwords and authentication keys.

1.7 On-Line Systems.  If an Authorized Person elects to transmit Instructions through an on-line communication system offered by the Custodian, the use thereof shall be subject to any terms and conditions contained in a separate written agreement.  If the Fund or an Authorized Person elects, with the Custodian's prior consent, to transmit Instructions through an on-line communications service owned or operated by a third party, the Fund agrees that the Custodian shall not be responsible or liable for the reliability or availability of any such service.
SECTION 2 – CUSTODY SERVICES
2.1 Holding Securities. (a) Subject to the terms hereof, the Fund hereby authorizes the Custodian to hold any Securities in registered form in the name of the Custodian or one of its nominees.  Securities held for the Fund hereunder shall be segregated on the Custodian's books and records from the Custodian's own property.  The Custodian shall be entitled to utilize, subject to subsection (d) of this Section 2.1, Subcustodians, Depositories, and subject to subsection (e) of this Section 2.1, Foreign Depositories in connection with its performance hereunder.  Securities and cash held through a Subcustodian shall be held subject to the terms and conditions of the Custodian's or a BNY Mellon Affiliate's agreements with such Subcustodian.  Securities and cash deposited by the Custodian in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity and applicable law.  Subcustodians may be authorized to hold Securities in Depositories or Foreign Depositories in which such Subcustodian participates.  Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with Subcustodians, Depositories or Foreign Depositories will be held in a commingled account in the name of the Custodian or a BNY Mellon Affiliate for the Funds.  The Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Subcustodians, Depositories or Foreign Depositories.  The Custodian shall, directly or indirectly through Subcustodians, Depositories or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration or where such Securities are acquired.  The Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (a "Replacement Subcustodian").  In the event the Custodian selects a Replacement Subcustodian, the Custodian shall not utilize such Replacement Subcustodian until after the Fund's board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the '40 Act and Rule 17f-5 thereunder, if such determination is required by applicable law.
(b) The Custodian shall exercise reasonable care in the selection or retention, monitoring and continued use of a Subcustodian in light of prevailing law, rules, terms, practices and procedures in the relevant market ("Required Care").  The Custodian shall be liable for repayment to the Fund of cash credited to an Account and cash credited to the Fund's or the Custodian's cash account at a Subcustodian that the Custodian is not able to recover from the Subcustodian (other than as a result of a Country Risk Event).  With respect to any Losses incurred by the Fund as a result of an act or the failure to act by any Subcustodian ("Operational Losses"), the Custodian shall be liable for: (i) Operational Losses with respect to Securities or cash held by the Custodian with or through a BNY Mellon Affiliate to the extent the Custodian would be liable under this Agreement if the applicable act or failure to act was that of the Custodian; and (ii) Operational Losses with respect to Securities or cash held by the Custodian with or through a Subcustodian (other than a BNY Mellon Affiliate) to the extent that such Operational Losses were directly caused by failure on the part of the Custodian to exercise Required Care; provided that in no event shall the Custodian have any liability for Operational Losses arising out of or relating to a Country Risk Event.  With respect to all other Operational Losses not covered by clauses (i) and (ii) (including the proviso) above, the Custodian shall take appropriate action to recover such Operational Losses from the applicable Subcustodian and the Custodian's sole liability shall be limited to amounts recovered from such Subcustodian (exclusive of costs and expenses incurred by the Custodian).
(c) Unless the Custodian has received Instructions to the contrary, the Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.
(d) With respect to each Depository, the Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.
(e) With respect to each Foreign Depository, the Custodian shall exercise reasonable care, prudence and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks.  The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risk Events.
2.2 Depositories.  Provided that the Custodian has acted in accordance with the terms of this Agreement related to Depositories and Foreign Depositories and the Custodian's Standard of Care, the Custodian shall have no liability whatsoever for the action or inaction of a Depository or a Foreign Depository or for any Losses resulting from the maintenance of assets with a Depository or a Foreign Depository.  Notwithstanding the foregoing sentence, the Custodian shall be liable for repayment to the Fund of cash credited to the Fund's, the Custodian's or a Subcustodian's account at a Depository or a Foreign Depository that the Custodian is not able to recover from the Depository or Foreign Depository (other than as a result of a Country Risk Event).
2.3 Agents.  The Custodian may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its services hereunder.  Except as otherwise provided herein, no such appointment shall discharge the Custodian from its obligations hereunder.
2.4 Custodian Actions without Direction. With respect to Securities held hereunder, the Custodian shall:
a.     Receive all eligible income and other payments due to the Accounts;
b.     Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;
c.     Facilitate access by the Fund or its designee to ballots or online systems to assist in the voting of proxies received by the Custodian in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters);
d.     Forward to the Fund or its designee information (or summaries of information) that the Custodian receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

e.     Forward to the Fund or its designee any initial notice of bankruptcy cases relating to Securities held in the Accounts and notice of any required action related to such bankruptcy cases as may be received by the Custodian in its capacity as custodian.  No further action or notification related to the bankruptcy case shall be required;
f.     Endorse for collection checks, drafts or other negotiable instruments; and
g.     Execute and deliver, solely in its custodial capacity, certificates, documents or instruments incidental to the Custodian's performance under this Agreement.
2.5 Custodian Actions with Direction.  The Custodian shall take the following actions in the administration of the Accounts only pursuant to Authorized Instructions:
a.     Settle purchases and sales of Securities and process other transactions, including free receipts and deliveries to a broker, dealer, future commission merchant or other third party specified in Instructions;
b.     Take actions necessary to settle transactions in connection with futures or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments; and
c.     Deliver Securities in an Account if an Authorized Person advises the Custodian that the Fund has entered into a separate securities lending agreement, provided that the Fund executes such agreements as the Custodian may require in connection with such arrangements.
2.6 Foreign Exchange Transactions.  (a)  For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, "sufficient immediately available funds" shall mean either (i) sufficient cash denominated in United States dollars to purchase the necessary foreign currency or (ii) sufficient applicable foreign currency, to settle the transaction.  The Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from Subcustodians, Depositories and Foreign Depositories.  Such funds shall be in United States dollars or such other currency as the Fund may specify to the Custodian.
(b)     Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels.  The Fund may issue standing Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund.
SECTION 3 – CORPORATE ACTIONS
3.1 Custodian Notification.  The Custodian shall monitor corporate actions notification services and other applicable sources and notify the Fund or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Custodian in its capacity as custodian has actually received notice, or has actual knowledge, of such right or discretionary corporate action from the relevant notification service, Subcustodian or Depository.  Without actual receipt or actual knowledge of such notice by the Custodian in its capacity as custodian the Custodian shall have no liability for failing to so notify the Fund.
3.2 Direction.  Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Fund's ownership of Securities, the Fund or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act.  In order for the Custodian to act, it must receive Instructions using the Custodian generated form or clearly marked as instructions for the decision at the Custodian's offices addressed as the Custodian may from time to time request, by such time as the Custodian shall advise the Fund or its designee.  If the Custodian does not receive such Instructions by such deadline, the Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.
3.3 Voting Rights.  All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee.  The Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Fund.
3.4 Partial Redemptions, Payments, Etc.  The Custodian shall promptly advise the Fund or its designee upon its notification in its capacity as custodian of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account.  If the Custodian or any Subcustodian, Depository or Foreign Depository holds any Securities affected by one of the events described, the Custodian, Subcustodian, Depository or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.
SECTION 4 – SETTLEMENT OF TRADES
4.1 Payments.  Promptly after each purchase or sale of Securities by the Fund, an Authorized Person shall deliver to the Custodian Instructions specifying all information necessary for the Custodian to settle such purchase or sale.  For the purpose of settling purchases of Securities, the Fund shall provide the Custodian with sufficient immediately available funds for all such transactions by such time and date as conditions in the relevant market dictate.
4.2 Contractual Settlement and Income.  The Custodian may, as a matter of bookkeeping convenience, credit an Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor.  All such credits shall be conditional until the Custodian's actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received.  Payment with respect to a transaction will not be "final" until the Custodian shall have received immediately available funds that under applicable local law, rule and practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.
4.3 Trade Settlement.  Transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs.  The Fund understands that when the Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously in certain non-U.S. jurisdictions.  The Fund assumes full responsibility for all risks involved in connection with the Custodian's delivery of Securities pursuant to Authorized Instructions in accordance with local market practice.
SECTION 5 – DEPOSITS AND ADVANCES
5.1 Deposits.  The Custodian may hold cash in Accounts or may arrange to have cash held in one or more Accounts for the Fund by a BNY Mellon Affiliate or Subcustodian, or with a Depository or Foreign Depository.  Where cash is on deposit with the Custodian, a Subcustodian or a BNY Mellon Affiliate, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a BNY Mellon Affiliate or Subcustodian, to the extent applicable, from time to time, including rates of interest and deposit account access.
5.2 Sweep and Float.  Cash may be swept as directed by the Fund or its investment adviser, including any Series' respective investment sub-adviser, if any, to investment vehicles offered by the Custodian or to other investment vehicles.  Cash may be uninvested when it is received or reconciled to an Account after the deadline, which will be provided by the Custodian, to be swept into a target vehicle, or when held for short periods of time related to transaction settlements.  The Fund acknowledges that, as part of the Custodian's compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as provided in the Custodian's indirect compensation disclosures.
5.3 Overdrafts and Indebtedness.  The Custodian may, in its sole discretion, advance funds in any currency hereunder.  If an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Fund is for any other reason indebted to the Custodian, the Custodian shall make available a report of such indebtedness and the Fund agrees to repay the Custodian on demand or upon becoming aware of the amount of the advance, overdraft or indebtedness, plus accrued interest at a rate then charged by the Custodian to its institutional custody clients in the relevant currency.
5.4 Securing Repayment.  In order to secure repayment of each Series' obligations (whether or not matured) to the Custodian arising under this Agreement, each Fund, on behalf of each of its Series, hereby pledges and grants to the Custodian and agrees the Custodian shall have to the maximum extent permitted by law, but only to the extent of a Series' obligation and only during the period such obligation is outstanding, a continuing first lien and security interest in, and right of setoff against: (a) all of the Series' right, title and interest in and to all Accounts in the Series' name and the Securities, cash and other property now or hereafter held in such Accounts (including proceeds thereof), but only to the extent of the Series' obligation and only during the period such obligation is outstanding, and (b) any other property at any time held by the Custodian for such

Series.  Each Fund, on behalf of each of its Series, represents, warrants and covenants that each of its Series owns the Securities in the Accounts in the name of such Series free and clear of all liens, claims and security interests, and that the first lien and security interest granted herein shall be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute).  Each Fund, on behalf of each of its Series, shall take any additional steps required to assure the Custodian of such priority security interest, including notifying third parties or obtaining their consent.  The Custodian shall be entitled to collect from the Accounts in the name of the applicable Series sufficient cash for reimbursement, but only after prior notice to the Fund, and if such cash is insufficient, to sell the Securities in the Accounts in the name of applicable Series to the extent necessary to obtain reimbursement.  In this regard, the Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules and regulations as then in effect.
5.5 Setoff.  To the extent permissible under the '40 Act, the Custodian has the right, but only after prior notice to the Fund, to debit any cash in the Accounts in the name of the applicable Series for any amount payable by such Series in connection with any and all obligations of such Series to the Custodian whether or not relating to or arising under this Agreement.  In addition to the rights of the Custodian under applicable law and other agreements, at any time when a Series shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right, but only after prior notice to the Fund, to retain or set-off against such obligations of such Series any cash the Custodian or a BNY Mellon Affiliate may directly or indirectly hold for such Series, and any obligations (whether or not matured) that the Custodian or a BNY Mellon Affiliate may have to such Series in any currency.  Any such asset of, or obligation to, a Series may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights.
5.6 Bank Borrowings.  If the Fund borrows money from any bank (including the Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by the Custodian hereunder as collateral for such borrowings, the Fund shall deliver to the Custodian Instructions specifying with respect to each such borrowing:  (a) the Series to which such borrowing relates, (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the '40 Act and the Fund's registration statement on Form N-1A.  The Custodian shall deliver on the borrowing date specified in Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Instructions.  The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement.  The Custodian shall deliver such Securities as additional collateral as may be specified in Instructions to collateralize further any transaction described in this Section 5.6.  The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it.  In the event that the Fund fails to specify in Instructions the Series, the name of the issuer of the Securities to be delivered as collateral by the Custodian, or the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any Securities.
SECTION 6 – SALE AND REDEMPTION OF SHARES
6.1 Sale of Shares.  Whenever the Fund shall sell any shares issued by the Fund ("Shares") it shall deliver to the Custodian Instructions specifying the amount of cash and/or Securities to be received by the Custodian for the sale of such Shares and specifically allocated to an Account for such Series.  Upon receipt of such cash, the Custodian shall credit such cash to an Account in the name of the Series for which such cash was received.
6.2 Redemption of Shares.  Except as provided hereinafter, whenever the Fund desires the Custodian to make payment out of the cash held by the Custodian hereunder in connection with a redemption of any Shares, it shall furnish to the Custodian Instructions specifying the total amount to be paid for such Shares.  The Custodian shall make payment of such total amount to the transfer agent specified in such Instructions out of the cash held in an Account of the appropriate Series.
6.3 Check Redemptions.  Notwithstanding the above provisions regarding the redemption of any Shares, whenever any Shares are redeemed pursuant to any check redemption privilege which may from time to time be offered by the Fund, the Custodian, unless otherwise instructed by Instructions, shall, upon presentment of such check, charge the amount thereof against the cash held in the Account of the Series of the Shares being redeemed, provided, that if the Fund or its agent timely advises the Custodian that such check is not to be honored, the Custodian shall return such check unpaid.
SECTION 7 – PAYMENT OF DIVIDENDS AND DISTRIBUTIONS
7.1 Determination to Pay. Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to the Custodian Instructions setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable and the payment date.
7.2 Payment.  Upon the payment date specified in such Instructions, the Custodian shall pay out of the cash held for the Account of such Series the total amount payable to the dividend agent of the Fund specified therein.
SECTION 8 – TAXES, REPORTS AND RECORDS
8.1 Tax Obligations.  The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including interest and penalties, with respect to any cash and Securities held on behalf of the Fund and any transaction related thereto.  To the extent that the Custodian has received relevant and necessary information with respect to an Account, the Custodian shall perform the following services with respect to Tax Obligations:

a.     The Custodian shall, upon receipt of sufficient information, file claims for exemptions or refunds with respect to withheld foreign (non-United States) taxes in instances in which such claims are appropriate;
b.     The Custodian shall withhold appropriate amounts, as required by United States tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions; and
c.     The Custodian shall provide to the Fund such information received by the Custodian (in its capacity as custodian) that could, in the Custodian's reasonable belief, assist the Fund or its designee in the submission of any reports or returns with respect to Tax Obligations.  An Authorized Person shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.
8.2 Pricing and Other Data.  In providing Market Data related to the Accounts in connection with this Agreement, the Custodian is authorized to use Data Providers.  The Custodian may follow Authorized Instructions in providing pricing or other Market Data, even if such instructions direct the Custodian to override its usual procedures and Market Data sources.  The Custodian shall be entitled to rely without inquiry on all Market Data (and all Authorized Instructions related to Market Data) provided to it, and the Custodian shall not be liable for any Losses incurred as a result of errors or omissions with respect to any Market Data utilized by the Custodian or the Fund hereunder.  The Fund acknowledges that certain pricing or valuation information may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may be material.  The Custodian shall not be required to inquire into the pricing of any Securities or other assets even though the Custodian may receive different prices for the same Securities or assets.  Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions upon the Fund's use of the Market Data.  The additional terms and conditions can be found in the Data Terms Website.  The Fund agrees to those terms as they are posted in the Data Terms Website from time to time.  Certain Data Providers may not permit the Fund's directed price to be used.  Performance measurement and analytic services may use different data sources than those used by the Custodian to provide Market Data for an Account, with the result that different prices and other Market Data may apply.
8.3 Statements and Reports.  The Custodian shall make available to the Fund at least daily a report of all transfers to or from the Accounts and a statement of all holdings in the Accounts as of the last Business Day of each month.  The Fund may elect to receive certain information electronically through the Internet to an email address specified by it for such purpose.  By electing to use the Internet for this purpose, the Fund acknowledges that such transmissions are not encrypted and therefore are not secure.  The Fund further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any Losses suffered or incurred by the Fund or any person claiming by or through the Fund as a result of the use of such methods, provided that any Losses resulting from the Custodian's use of such methods are not as a result of the Custodian's bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

8.4 Review of Reports.  If, within ninety (90) days after the Custodian makes available to the Fund a statement with respect to the Accounts, the Fund has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any claims concerning such statement.
8.5 Books and Records.  The books and records pertaining to the Fund which are in possession of the Custodian shall be the property of the Fund.  Such books and records shall be prepared and maintained as required by the '40 Act and the rules thereunder. The Fund, or its authorized representatives, public accounting firms, regulators, or others properly authorized by the Fund, shall have access to such books and records during the Custodian's normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Custodian to the Fund or its authorized representative.  Upon the reasonable request of the Fund, the Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by the Custodian on a computer disc, or are similarly maintained.  Custodian shall cause a SOC 1, Type II audit (or equivalent audit) to be conducted in respect of the services contemplated herein and related internal controls, and will provide the Fund with a copy of the report, all to be completed at least annually.
8.6 Required Disclosure.  With respect to Securities issued in the United States, the Shareholder Communications Act of 1985 (the "Act") requires the Custodian to disclose to issuers, upon their request, the name, address and securities position of the Custodian's clients who are "beneficial owners" (as defined in the Act) of the issuer's Securities, unless the beneficial owner objects to such disclosure.  The Act defines a "beneficial owner" as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security.  The Fund represents that it is the beneficial owner of the Securities.  As beneficial owner it has designated below whether it objects to the disclosure of its name, address and securities position to any United States issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Fund.
With respect to Securities issued outside the United States, the Custodian shall disclose information required by law, regulation, rules of a stock exchange or organizational documents of an issuer.  The Custodian is also authorized to supply any information regarding the Accounts that is required or requested by governmental or regulatory authorities or by any law, regulation or rules now or hereafter in effect.  The Fund agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.
Pursuant to this Section 8.6, as Beneficial Owner:
[X] The Fund OBJECTS to disclosure
[  ] The Fund DOES NOT OBJECT to disclosure

IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM THE FUND

8.7 Tools.  From time to time the Custodian may make available to the Fund or its agent(s) certain computer programs, products, services, reports or information (including, without limitation, information obtained by the Custodian from third parties and information reflecting the Custodian's input, evaluation and interpretation) (collectively, "Tools").  Tools may allow the Fund or its agent(s) to perform certain analytic, accounting, compliance, reconciliation and other functions with respect to an Account.  By way of example, Tools may assist the Fund or its agent(s) in analyzing the performance of investment advisers appointed by the Fund, determining on a post-trade basis whether transactions for an Account comply with the Fund's investment guidelines, evaluating assets at risk and performing account reconciliations.  Tools, as well as practices and processes developed by or for the Custodian in connection with the services provided to the Fund, (1) may be used only for the Fund's internal purposes, and may not be resold, redistributed or otherwise made available to third parties and (2) are the sole and exclusive property of the Custodian (and its suppliers if applicable).  The Fund may not reverse engineer or decompile any computer programs provided by the Custodian comprising, or provided as a part of, any Tools.  Information supplied by third parties may be incorrect or incomplete, and any information, reports, analytics or other services supplied by the Custodian that rely on information from third parties may also be incorrect or incomplete.  All Tools are provided "AS IS", whether or not they are modified to meet specific needs of the Fund and regardless of whether the Custodian is compensated by the Fund for providing such Tools.  THE CUSTODIAN DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLS, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.  ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE CUSTODIAN AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOSS, COST, EXPENSE, DAMAGE, LIABILITY OR CLAIM SUFFERED OR INCURRED BY THE FUND, ITS AGENT(S) OR ANY OTHER PERSON AS A RESULT OF USE OF, INABILITY TO USE OR RELIANCE UPON ANY TOOLS.
SECTION 9 – PROVISIONS REGARDING THE CUSTODIAN
9.1 Standard of Care.  In performing its duties under this Agreement, the Custodian shall exercise the standard of care and diligence that a professional custodian would observe in these affairs (the "Standard of Care").
9.2 Limitation of Duties and Liability.  Notwithstanding anything contained elsewhere in this Agreement, the Custodian's liability hereunder is limited as follows:
a.     The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement and shall be subject to such other limits on liability as are set out herein;
b.     The Custodian shall not be liable for any Losses that are not a direct result of the Custodian's bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder;
c.     The Custodian shall not be responsible for the title, validity or genuineness of any Securities or evidence of title thereto received by it or delivered by it pursuant to this

Agreement or for Securities held hereunder being freely transferable or deliverable without encumbrance in any relevant market;
d.     The Custodian shall not be responsible for the failure to receive payment of, or the late payment of, income or other payments due to an Account;
e.     The Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment;
f.     The Custodian may obtain the advice of counsel and shall be fully protected with respect to anything reasonably done or omitted by it in good faith in conformity with such advice;
g.     The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account and shall have no liability with respect to the Fund's or an Authorized Person's decision to invest in Securities or to hold cash in any currency;
h.     The Custodian shall have no responsibility if the rules or procedures imposed by Depositories or Foreign Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer of Securities or cash to, by or for the account of the Fund; and
i.     The Custodian shall have no liability for any Losses arising from the insolvency of any Person, including but not limited to a Subcustodian, Depository, Foreign Depository, broker, bank or counterparty to the settlement of a transaction or a foreign exchange transaction, except as provided in Section 2.1(b) and Section 2.2.
9.3 Losses.  Under no circumstances shall the Custodian be liable to the Fund or any third party for indirect, consequential or special damages, or lost profits or loss of business, arising in connection with this Agreement, even if the Custodian has been advised of the possibility of such damages.
9.4 Gains.  Where an error or omission has occurred under this Agreement, the Custodian may take such remedial action as it considers appropriate under the circumstances and, provided that the Fund is put in the same or equivalent position as it would have been in if the error or omission had not occurred, any favorable consequences of the Custodian's remedial action may be solely for the account of the Custodian.  The Custodian shall report to the Fund any loss assumed or benefit received by it as a result of taking such action.
9.5 Centralized Functions.  The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the "BNY Mellon Group").  The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the "Centralized Functions") in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes the Custodian to disclose information regarding the Fund and the Accounts ("Customer-Related Data") to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Custodian may store the names and business contact information of the Fund's employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund.  The Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.
9.6 Force Majeure.  Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for any failure to perform under this Agreement or for any Losses to any Account resulting from any event beyond the reasonable control of the Custodian; provided, however, that in the event of a failure to perform, the Custodian shall use its commercially reasonable  efforts to mitigate the effects of any such failure to perform.
9.7 Fees.  The Fund shall pay to the Custodian the fees and charges as may be specifically agreed upon from time to time The Fund shall also reimburse the Custodian for out-of-pocket expenses as may be specifically agreed upon from time to time.
9.8 Indemnification.
a.     The Fund shall indemnify and hold harmless the Custodian from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Fund, relating to or arising out of the performance of the Custodian's obligations under this Agreement, except to the extent resulting from the Custodian's bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.  This provision shall survive the termination of this Agreement.
b.     The Custodian shall indemnify and hold harmless the Fund from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Custodian, found by a court of competent jurisdiction to be directly relating to or arising out of the Custodian's bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder, except to the extent resulting from the Fund's bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.  This provision shall survive the termination of this Agreement.
9.9  Confidentiality.  The Custodian shall keep confidential any information relating to the Fund's business and the Fund shall keep confidential any information relating to the Custodian's business (each, "Confidential Information"), except as expressly agreed in writing by the protected party.  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Fund or the Custodian and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Custodian a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know‑how and trade secrets, whether or not patentable or copyrightable; (d) any information regarding or related to the Fund's shareholders; and (e) anything designated as confidential.  Notwithstanding the foregoing, as between the Custodian and the Fund information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by the Custodian in connection with an independent third party compliance or other review, provided that such third party is subject to a duty of confidentiality at least as restrictive as that contained in this Agreement; (h) is released in connection with the provision of services under this Agreement, provided that the recipient of such information is subject to a duty of confidentiality at least as restrictive as that contained in this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  Provisions authorizing the disclosure of information shall survive any termination of this Agreement.  For the avoidance of doubt, the Custodian and the Fund each agrees that it will comply with the Gramm-Leach-Bliley Act, Regulation S-P promulgated under the Gramm-Leach-Bliley Act and other law applicable to it and that it will not disclose any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P, received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P, the Gramm-Leach-Bliley Act, or other applicable law.  The obligations set forth in this Section shall survive any termination of this Agreement for a period of one (1) year after such termination.
9.10  Business Continuity.  The Custodian shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Custodian's control.  The Custodian shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment to provide services under this Agreement.  Upon reasonable request, the Custodian shall discuss with the Fund any business continuity/disaster recovery plan of the Custodian and/or provide a high-level presentation summarizing such plan.  The Custodian represents that its business continuity plan is appropriate for its business as a provider of custodian services to investment companies registered under the '40 Act and enables the Custodian to take appropriate actions to address major disasters and system disruptions or failures.

9.11 Insurance.  The Custodian shall at all times during the term of this Agreement maintain at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Custodian under this Agreement.  Upon the Fund's reasonable request, which in no event shall be more than once annually, the Custodian shall furnish to the Fund a summary of the Custodian's applicable insurance coverage.
9.12 Information Security.
(a)     The Custodian will implement and maintain a written information security program (the "Security Program") that contains appropriate security measures to safeguard confidential records and information of the Fund, including the personal information of the Fund's shareholders, employees, directors and/or officers that the Fund Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  The Security Program has, and will continue to have for so long as the Custodian retains personal information, adequate administrative, technical and physical safeguards: (i) to ensure the security and confidentiality of the Fund's personal information; (ii) to protect against anticipated threats or hazards to the security or integrity of such information; and (iii) to protect against unauthorized access to or use of such information.  The Custodian shall develop, implement and maintain, at the Custodian's own expense, a proven system or methodology to audit for compliance with the requirements of the preceding sentence that is consistent with the ISO22701/2 controls framework.  The Custodian shall at all times during the term of this Agreement, and for at least two (2) years after termination of this Agreement, maintain books and records sufficient to demonstrate its compliance with the terms of this Section 9.12.  For these purposes, "personal information" shall mean (i) an individual's name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person's account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual's account.  Notwithstanding the foregoing "personal information" shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.
(b)     At least annually and subject to the Custodian's security requirements and the availability of its personnel, Custodian will arrange an on-site review of the Custodian's facilities for the Fund and its authorized representatives.
(c)     The Custodian shall have programs in place to assess, monitor and mitigate risks arising from the Custodian's use of any subcontractors or Subcustodians, including risks associated with information security, and shall provide summaries of such programs upon the Fund's reasonable request. As discussed at Section 8.5, the Custodian shall also provide copies of its SOC 1 reports to the Fund in respect of the services contemplated herein and related internal controls.
(d)     The Custodian shall within a reasonable period of time notify the Fund if the Custodian discovers that there has been a material breach or a serious attempt to breach its security safeguards required by this Section 9.12, or if the security of personal information has been or is likely to be compromised for any reason (collectively, a "Security Breach").  The Custodian may take all reasonable steps to protect personal information in the event of a Security Breach, including, but not limited to, as appropriate, an audit of the Custodian's security safeguards required by this Section and the Custodian's security and system and system log files from workstations and supporting servers containing or facilitating the flow of personal information.  In the event the Custodian discovers or is notified of a Security Breach, the Custodian shall (i) investigate such breach or potential breach, (ii) cure such breach or potential breach to the extent possible, (iii) restore any lost or damaged data using generally accepted data restoration techniques (at the Custodian's cost if the breach was caused by the Custodian's acts or omissions), and (iv) conduct a root cause analysis and provide the Fund with a summary of the findings and actions taken to prevent recurrence of such breach or potential breach.  If a Security Breach occurs with respect to personal information in the possession or under the control of Fund Accounting Agent or its subcontractors, agents or employees, the Custodian shall be responsible for the Fund's reasonable costs associated with responding to such Security Breach, including, but not limited to, the costs of notifying affected individuals.

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT
10.1 Amendment.  This Agreement may be amended only by written agreement between the Fund and the Custodian.
10.2 Termination.  Either party may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than one hundred eighty days (180) days after the date of such notice  Upon termination hereof, the Fund shall pay to the Custodian such compensation as may be due to the Custodian, and shall likewise reimburse the Custodian for other amounts payable or reimbursable to the Custodian hereunder.  The Custodian shall follow such reasonable Instructions concerning the transfer of custody of records, Securities and other items as the Fund shall give; provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder.  If any Securities or cash remain in any Account after termination, the Custodian may deliver to the Fund such Securities and cash.  Provisions authorizing the disclosure of information shall survive termination of this Agreement.  Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.
10.3 Successors and Assigns.  Neither the Fund nor the Custodian may assign this Agreement without the prior written consent of the other party, except that the Custodian may assign this Agreement to any BNY Mellon Affiliate without the need for such consent, provided that the Custodian shall remain responsible for the actions of such BNY Mellon Affiliate as if such actions were taken by the Custodian.  Any entity that shall by merger, consolidation, purchase or otherwise succeed to substantially all the institutional custody business of the Custodian shall be and become successor custodian hereunder.  The Custodian agrees to provide prior notice of such successor custodian to the Fund.  This Agreement shall be binding upon, and inure to the benefit of, the Fund and the Custodian and their respective successors and permitted assigns.

SECTION 11 – ADDITIONAL PROVISIONS
11.1 Non-Custody Assets.  As an accommodation to the Fund, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by, or under the control of, the Custodian ("Non-Custody Assets").  Non-Custody Assets shall be designated on the Custodian's books as "shares not held" or by other similar characterization.  The Fund acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Fund, its designee or the entity having custody regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on the Custodian's books or set forth on account statements concerning Non-Custody Assets.
11.2 Appropriate Action.  The Custodian is hereby authorized and empowered, in its sole discretion, to take any action with respect to an Account that it deems necessary or appropriate in carrying out the purposes of this Agreement.
11.3 Governing Law.  This Agreement shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflicts of law provisions.  The parties consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute hereunder.  The Fund irrevocably waives any objection it may now or hereafter have to venue in such court and any claim that a proceeding brought in such court has been brought in an inconvenient forum.  The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.  The parties agree that the establishment and maintenance of the Accounts, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the state of New York.
11.4 Representations.  Each party represents and warrants to the other party that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.
11.5 USA PATRIOT Act.  The Fund hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program ("CIP") requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify the Fund.  Accordingly, prior to opening an Account hereunder, the Custodian will ask the Fund to provide certain information including, but not limited to, the Fund's name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Fund's identity, such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information.  The Fund agrees that the Custodian cannot open an Account hereunder unless and until the Custodian verifies the Fund's identity in accordance with the Custodian's CIP.

11.6 Non-Fiduciary Status.  The Fund hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.
11.7 Notices.  Notices shall be in writing and shall be addressed to the Custodian or the Fund at the address set forth on the signature page or such other address as either party may designate in writing to the other party.  All notices shall be effective upon receipt.
11.8 Entire Agreement.  This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.
11.9 Necessary Parties.  All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Fund and the Custodian, and there are no other parties who are intended to be benefited by this Agreement.  A Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts.  The Custodian agrees that for services rendered to the Fund, or for any claim by it in connection with the services rendered to the Fund under this Agreement, it shall look only to assets of the applicable Series for satisfaction and that it shall have no claim against the assets of any other Series.  It is expressly agreed that the obligations of the Fund or a Series hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Fund or a Series personally, but shall bind only the property of the applicable Series. This Agreement has been signed and delivered on behalf of the Fund by an authorized officer of the Fund, and such execution and delivery by such officer shall not be deemed to have been made by such officer individually or to impose any liability on such officer, the trustees or the shareholders personally, but shall bind only the Fund as provided in the Fund's Declaration of Trust.
11.10 Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.
11.11 Captions.  The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latest date set forth below.
Authorized Signer of:

AQUILA FUNDS TRUST
AQUILA MUNICIPAL TRUST
THE CASCADES TRUST
HAWAIIAN TAX-FREE TRUST
CAPITAL CASH MANAGEMENT TRUST
CHURCHILL CASH RESERVES TRUST

Each Fund acting on its own behalf and,
to the extent a Fund has one or more Series
listed on Exhibit A hereto, on behalf of its
Series
Authorized Officer of: THE BANK OF NEW YORK MELLON

By: _________________________	By: _________________________
Name: _________________________	Name: _________________________
Title: _________________________	Title: _________________________
Date: _________________________	Date: _________________________
Address for Notice: ______________________________ ______________________________ ______________________________ ______________________________ Attention: __________________	Address for Notice: The Bank of New York Mellon c/o BNY Mellon Asset Servicing 760 Moore Road, Suite 150 King of Prussia, PA 19406 Attention: Karen Vavra

SCHEDULE I

Fund/Series
Aquila Funds Trust
Aquila Three Peaks High Income Fund
Aquila Three Peaks Opportunity Growth Fund

Aquila Municipal Trust

Aquila Tax-Free Trust of Arizona
Aquila Tax-Free Fund of Colorado
Aquila Churchill Tax-Free Fund of Kentucky
Aquila Narragansett Tax-Free Income Fund
Aquila Tax-Free Fund For Utah

The Cascades Trust

Aquila Tax-Free Trust of Oregon

Hawaiian Tax-Free Trust

Capital Cash Management Trust

Churchill Cash Reserves Trust